UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 29, 2009

Great Wolf Resorts, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51064	51-0510250
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

122 West Washington Ave, Madison, Wisconsin		53703
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	608-661-4700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 29, 2009, Great Bear Lodge of Wisconsin Dells, LLC, a Delaware limited liability company ("GBL"), Great Lakes Services, LLC, a Delaware limited liability company ("GLS") and CNL Income Partners, LP, a Delaware limited partnership ("CNL") entered into a purchase agreement ("Purchase Agreement") related to the Great Wolf Lodge resorts located in Lake Delton (Wisconsin Dells), Wisconsin, and Perkins Township (Sandusky), Ohio. GBL and GLS are wholly owned, indirect subsidiaries of the registrant.

The terms of the Purchase Agreement include the following: (1) CNL will purchase from GBL all of GBL's interest in CNL Income GW Partnership, LLLP, a Delaware limited liability limited partnership, which is the parent copmany of the owners of the Wisconsin Dells and Sandusky Great Wolf Lodge resorts for a purchase price of $6 million, subject to adjustment in certain circumstances; (2) the management services and license agreement between GLS and the owner of the Wisconsin Dells resort will be terminated and replaced with new, 10-year, management, license, and central reservations services agreements, which are subject to early termination in certain circumstances; and (3) the management services and license agreement between GLS and the owner of the Sandusky resort will be amended, among other matters, to expire no later than December 31, 2009, and sooner in certain circumstances.

The transaction is subject to, among other conditions, approval of the lender holding mortgages on both resorts. It is scheduled to close within five days after fulfillment of all closing conditions, but the Purchase Agreement may be terminated by CNL or GBL if certain closing conditions are not met on or before August 6, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great Wolf Resorts, Inc.

May 1, 2009	By:	J. Michael Schroeder

Name: J. Michael Schroeder
Title: Corporate Secretary